EXHIBIT 99


                                  PRESS RELEASE
                         LOUISIANA CASINO CRUISES, INC.



Baton Rouge, Louisiana
April 2, 1997

Louisiana Casino Cruises, Inc. (LCCI"), announced today that a definitive stock purchase agreement has been executed among CSMC Management Services, Inc. ("CSMC"), a wholly owned subsidiary of CHC International, Inc. ("CHC"), and the holders of approximately 40% of LCCI's common stock (the "Individual Shareholders"), whereby CSMC would acquire the common stock and all of the issued and outstanding preferred stock of LCCI held by the Individual Shareholders. CSMC currently owns 59.8% of the outstanding common stock of LCCI. The stock purchase agreement stipulates a targeted closing date of July 31, 1997, which date may be extended by CSMC, under certain conditions, for two consecutive thirty day periods.

Consummation of the stock purchase agreement is subject to a number of conditions including approval by the Louisiana Gaming Control Board and/or the Louisiana State Police and receipt of financing by CSMC. In connection with the financing of the stock purchase agreement, CHC intends to seek additional financing in an amount sufficient to permit the redemption of LCCI's outstanding First Mortgage Notes due 1998. However, there can be no assurance that CSMC will be successful in raising the necessary and desired financing, that the Louisiana Gaming Control Board and /or the State Police will approve the transfer of interest or that CSMC and the Individual Shareholders will satisfy the various other conditions required pursuant to the stock purchase agreement. In addition, there can be no assurance that even if adequate financing is obtained, that any first Mortgage Notes will be redeemed.

LCCI owns and operates the Casino Rouge, the leading riverboat casino operating in Baton Rouge, Louisiana.